EXHIBIT 4


THIS DEBENTURE, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE REOFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO (l) REGISTRATION OR (2) AN OPINION OF COUNSEL FOR THE COMPANY OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.


$504,040.00                                                       July 30 , 1998
                                                          Minneapolis, Minnesota


                     11% SUBORDINATED CONVERTIBLE DEBENTURE


         For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, Venturian Corp., a Minnesota corporation ("Venturian"), agrees to pay to the order of Quarterdeck Public Equities, LLC, a Delaware limited liability company or its registered assigns ("Holder") at 10100 Santa Monica Boulevard, Suite 1425, Los Angeles, CA 90067, Attention: Jon B. Kutler or such other address provided to Venturian by written notice, the principal sum of Five Hundred Four Thousand Forty Dollars ($504,040.00), on July 30, 2002, with interest from the date hereof, computed at an annual percentage rate of eleven percent (11%) on the unpaid principal balance of this Debenture. Interest is payable on January 1, April 1, July 1 and October 1 of each year commencing October 1, 1998; provided that interest payable on principal amounts converted pursuant to Section 3 hereof shall be payable on the date of such conversion. Principal and interest of this Debenture shall be payable in lawful money of the United States of America remitted by wire transfer of immediately available funds to such account as the Holder may hereafter designate for such payment at the request of Venturian. Interest will be computed for the actual number of days elapsed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance of this Debenture. The following additional terms, covenants, statements of holders' rights and conditions shall apply to this Debenture:

         1. No Prepayment by Venturian. The principal of this Debenture shall not be subject to prepayment without the prior written consent of the Holder.

         2. Events of Default and Subordination.

            (a) Events of Default. The occurrence of any of the following events shall be an "Event of Default" under this Debenture:

                i) Nonpayment. Venturian shall fail to pay, on or before the earlier of (i) five (5) business days after the date when due and
            (ii) one (1) business day after notice from Holder of Venturian's failure to pay when due, any principal, interest, or other amounts payable hereunder;

                ii) Bankruptcy or Insolvency. (i) Venturian shall become
            insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian, liquidator or other officer with similar powers to take possession of all or a substantial portion of its property or operate all or a substantial portion of its business or any of its property, or shall generally fail to pay its debts as they become due, or Venturian shall admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; or
            (ii) Venturian shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect (or the board of directors shall adopt any resolution or otherwise authorize action to approve any of the foregoing); or (iii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Venturian, and any of the following events occurs: (1) the petition commencing the involuntary case is not contested by an appropriate proceeding promptly instituted and diligently prosecuted, (2) the petition commencing the involuntary case is not stayed or dismissed within sixty (60) days after the petition commencing such case was filed, (3) Venturian shall file an answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition or (4) Venturian shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

                iii) Dissolution or Liquidation. Venturian shall dissolve or liquidate, or there shall be commenced an action for the involuntary dissolution of any such entity which is not contested by an appropriate proceeding promptly instituted and diligently prosecuted.

            (b) Remedies. Upon the occurrence of an Event of Default:

                i) Termination. If an Event of Default occurs and is continuing, other than under Section 2(a)(ii) or (iii) (to the extent that there occurs a liquidation or dissolution of Venturian), the Holder may, effectively immediately upon written notice to Venturian, declare the unpaid principal amount of this Debenture to be, and the same shall thereupon become, due and payable, together with any and all accrued interest thereon and all costs payable pursuant to this Debenture without presentment, demand, protest, diligence, any additional notice whatsoever or other requirements of any kind, all of which are hereby expressly waived by Venturian, except as otherwise required by applicable law.

                ii) Enforcement. Upon the occurrence of any Event of Default and while such Event of Default is continuing, Holder, without notice to or demand upon Venturian, which are hereby expressly waived by Venturian, may proceed to protect, exercise and enforce its rights and remedies under this Debenture against Venturian, and such other rights and remedies as are provided by law or equity. Such proceedings may take place either by suit in equity or by action at law, or both, and may be for specific performance of any covenant or agreement contained in this Debenture or in the aid of the exercise of any power granted in this Debenture. No remedy conferred in this Debenture upon the holder of this Debenture is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or otherwise existing at law or in equity, or by statute or otherwise.

            (c) No Security; Subordination. This Debenture is not secured by any collateral nor is it the subject of any guaranty. Payment of the principal and interest on this Debenture is expressly subordinate to all indebtedness of Venturian for money borrowed from any bank, trust company, insurance company, mortgage company, leasing company or other institutional lender outstanding on the date of the execution of this Debenture and any extension, renewal or replacement thereof and any additional indebtedness of Venturian hereafter created or incurred for money borrowed from any such institutional lender, provided that the instrument evidencing such additional indebtedness designates such indebtedness as senior debt of the kind contemplated hereby. The provisions of this Section 2(c) are intended solely for the purpose of defining the rights inter se of the Holder, on the one hand, and the holders of senior debt, on the other. Nothing in this Agreement is intended to or shall (i) in any way impair, as between the Holder and Venturian's creditors other than the holders of senior debt, Venturian's absolute and unconditional obligation to pay the principal and interest of this Debenture as and when it shall become due and payable in accordance with its terms, or (ii) affect the relative rights against Venturian of the Holder and Venturian's creditors other than the holders of senior debt, or (iii) if an Event of Default occurs, prevent Holder from exercising all remedies available to it under this agreement and applicable law, subject only to the rights of the holders of senior debt.

         3. Conversion into Common Stock.

            (a) At any time during the Conversion Period (as defined below), Holder may, at its option, by written notice (the "Conversion Notice") delivered, mailed (registered or certified mail, postage prepaid), or by facsimile transmission (if followed by original delivered or received by registered or certified mail, postage prepaid, within five business days after the facsimile transmission) to Venturian at its principal office, elect to convert all or any part of the entire outstanding principal amount of this Debenture into shares of Venturian common stock, $1.00 par value per share ("Common Stock"), at a price of $8.00 per share (as adjusted pursuant to Section 6 below, the "Conversion Price"). The Conversion Notice shall be accompanied by instructions specifying the name or names in which the shares of stock deliverable upon such conversion shall be registered, along with the addresses of the persons so named and, if required by Venturian, accompanied by a written instrument of transfer in form satisfactory to Venturian duly executed by Holder. The Conversion Period shall commence on November 27, 1998 (120 days from the date of original issuance of this Debenture) and expire on the third anniversary of the date of original issuance of this Debenture (the "Original Issuance Date").

            (b) At any time on or after the third anniversary of the Original Issuance Date, Venturian may, at its option, by written notice (the "Venturian Conversion Notice") delivered, mailed (registered or certified mail, postage prepaid), or by facsimile transmission (if followed by original delivered or received by registered or certified mail, postage prepaid, within five business days after the facsimile transmission) to Holder at its address appearing on page one of this Debenture, require the conversion of all or any part of the entire outstanding principal amount of this Debenture into shares of Common Stock at the Conversion Price in effect on the date of the Venturian Conversion Notice. The Venturian Conversion Notice shall specify the principal amount of this Debenture to be converted, the Conversion Price then in effect and the number of shares of Common Stock into which this Debenture has been converted, and shall contain instructions for delivery of this Debenture to Venturian. Upon receipt of the Venturian Conversion Notice, Holder shall promptly deliver this Debenture to Venturian pursuant to the instructions in the Venturian Conversion Notice for cancellation or recordation of the conversion amount as provided in Section 4 hereof. On and after the date of the Venturian Conversion Notice, this Debenture shall represent the right to receive the Common Stock as specified in the Venturian Conversion Notice.

         4. Common Stock Issued on Conversion. Common Stock issued on conversion of this Debenture shall be delivered as follows:

            (a) As promptly as practicable after the surrender of this Debenture for conversion, Venturian shall deliver to Holder, or to such person or persons as designated by Holder in the Conversion Notice, a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock into which this Debenture or portion thereof is to be converted in the name of Holder or such name or names as are specified in the Conversion Notice, together with any cash payable in respect of a fractional share and interest accrued and payable with respect to the converted principal amount. The date of conversion ("Conversion Date") shall be the date when this Debenture shall have been surrendered for conversion if such conversion is pursuant to
         Section 3(a) above (or, if earlier, the date the Conversion Notice is delivered by facsimile transmission, if such transmission is followed, within five business days, by delivery or receipt by mail of the original of the Conversion Notice accompanied by this Debenture, as contemplated by Section 3(a) above) and the date of the Venturian Conversion Notice if this Debenture is converted pursuant to Section 3(b) above. The person entitled to receive the shares of Common Stock upon conversion shall be treated for all purposes as having become the record holder of such shares of Common Stock on the Conversion Date.

            (b) In the event less than the entire outstanding principal balance on this Debenture shall be converted pursuant to Section 3(a) or 3(b), this Debenture shall not be surrendered for cancellation but shall have the fact and amount of such conversion recorded on the face of this Debenture by writing acknowledged by Holder and Venturian. If less than the entire principal balance on this Debenture is converted, the amount of principal converted shall be an amount which results in no fractional shares.

         5. Covenants of Venturian. Venturian covenants and agrees that all shares which may be issued upon conversion of this Debenture will, upon issuance, be duly authorized and issued, fully paid and nonassessable. Venturian further covenants and agrees that during the period within which this Debenture may be converted into Common Stock, Venturian will at all times have authorized, and reserved for the purpose of issue upon conversion hereof, a sufficient number of shares of its Common Stock to provide for the conversion of this Debenture.

         6. Anti-dilution Adjustments. The above provisions are, however, subject to the following:

            (a) In case Venturian shall at anytime hereafter subdivide or combine the outstanding shares of Common Stock or declare a dividend payable in Common Stock, the Conversion Price in effect immediately prior to the subdivision, combination or record date for such dividend payable in Common Stock shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision or dividend payable in Common Stock.

            (b) If any capital reorganization or reclassification of the capital stock of Venturian, or consolidation or merger of Venturian with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall have the right to receive upon the basis and upon the terms and conditions specified in this Debenture and in lieu of the shares of the Common Stock of Venturian into which this Debenture was immediately theretofore convertible, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock into which this Debenture was immediately theretofore convertible had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares into which this Debenture may be converted) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof. Venturian shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than Venturian) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holder hereof at the last address of such holder appearing on the books of Venturian, the obligation to deliver to such holder such shares of stock, securities or assets into which, in accordance with the foregoing provisions, such holder may be entitled to convert this Debenture.

            (c) If Venturian issues or sells any shares of Common Stock for a consideration per share less than the Conversion Price then in effect (other than dividends payable in shares of Common Stock), or issues any options, warrants, or other rights to purchase Common Stock at a consideration per share less than the Conversion Price then in effect, or issues securities convertible into Common Stock at a conversion price per share of less than the Conversion Price then in effect, then the Conversion Price in effect immediately prior to such issuance or sale shall be decreased (and shall in no event be increased, except as provided in the succeeding sentence) so as to equal a fraction, the numerator of which shall be an amount equal to the sum of (A) the aggregate number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the applicable Conversion Price in effect immediately prior to such issuance or sale, and (B) the total consideration payable to Venturian upon such issuance or sale of such Common Stock and/or such purchase rights or convertible securities, plus the consideration payable to Venturian upon the exercise of such purchase rights or upon conversion of such convertible securities, and the denominator of which shall be an amount equal to the aggregate number of shares of Common Stock outstanding immediately after such issuance or sale plus the number of shares of Common Stock issuable upon the exercise of any purchase rights and/or upon the conversion of convertible securities issued in such issuance. If the Conversion Price is decreased as the result of the issuance of any options, warrants or other purchase rights or upon the issuance of convertible securities (i) no further decrease of such conversion price shall be made at the time of the exercise of such options, warrants or other purchase rights or the conversion of such convertible securities so long as the purchase price for such shares issued upon exercise or the conversion price applicable to such conversion is not less than the exercise price or conversion price provided at the time of issuance of such options, warrants, other purchase rights or convertible securities, and (ii) such conversion price shall be increased to eliminate the effect of the decrease above to the extent that any such options, warrants, or other purchase rights or convertible securities expire prior to exercise or conversion. If the purchase price of shares issued hereafter is payable, in whole or in part, in consideration other than cash, the amount of such consideration other than cash received by Venturian shall be deemed, for purposes of this Section 6(c), to be the fair value of such consideration as determined by the Board of Directors of Venturian; provided, however, that if the Holder objects to the amount so determined by the Board, the valuation shall be definitively determined by a valuation firm mutually designated by the Board and the Holder (or if they are unable to agree on such valuation firm, then such valuation firm shall be selected from among investment banking or valuation firms with a national reputation by application by either party to the American Arbitration Association), and the valuation shall be determined by such mutually designated firm (or the firm so designated by the American Arbitration Association) applying such methodology as such firm determines in its absolute discretion to be appropriate. The fees and expenses of such firm shall be borne (i) by the Holder if the valuation so determined by such firm is less than or equal to the valuation as determined by the Board and (ii) by Venturian if the valuation so determined by such firm is greater than the valuation as determined by the Board.

            (d) Notwithstanding Section 6(c) above, no adjustment of the Conversion Price shall be made pursuant to Section 6(c) above in the case of:

                i) the granting by Venturian of stock options, and the issuance of shares of Common Stock upon exercise of stock options granted by Venturian, to Venturian's employees, officers and directors (other than any stock options to Gary B. Rappaport) under a plan approved by the Board and a majority of the outstanding shares of Common Stock of Venturian so long as the price at which Common Stock is purchased pursuant to the exercise thereof is not less than the fair market value of the Common Stock on the date of grant of such stock option and provided, however, that any options granted to any member of Gary Rappaport's immediate family shall be consistent in nature and amount with those granted to employees, officers and directors with similar responsibilities;

                ii) The issuance of shares of Common Stock pursuant to the exercise of any options, warrants, or other rights to purchase Common Stock, or pursuant to the conversion of securities convertible into Common Stock, if such options, warrants, other rights or convertible securities were issued on or prior to the Original Issuance Date; or

                (iii) the issuance of such additional shares of Common Stock as may be issuable upon the exercise of such option as a result of adjustment in the number of shares covered by such options for stock dividends, stock splits or other changes in the capitalization of Venturian.

            (e) Upon any adjustment of the Conversion Price, then and in each such case, Venturian shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Debenture at the address of such holder as shown on the books of Venturian, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares into which this Debenture may be converted, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         7. Common Stock. As used herein, the term "Common Stock" shall mean and include Venturian's presently authorized shares of common stock and shall also include any capital stock of any class of Venturian hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution, dissolution or winding up of Venturian.

         8. No Voting Rights. This Debenture shall not entitle the holder hereof to any voting rights or other rights as a shareholder of Venturian.

         9. Conversion or Transfer of Debenture or Resale of Common Stock. This Debenture, and the shares of common stock issuable upon conversion hereof, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be reoffered or sold, transferred, pledged, hypothecated or otherwise disposed of, except pursuant to (1) registration under such laws or (2) an exemption from registration under such laws. The holder of this Debenture, by acceptance hereof, agrees to give written notice to Venturian before converting or transferring this Debenture, in whole or in part, or transferring any shares of Common Stock issued upon the conversion hereof, of such holder's intention to do so, describing briefly the manner of any proposed transfer. If the holder so elects, it may, at its own expense, include an opinion of counsel reasonably satisfactory to Venturian that (i) the proposed conversion or transfer may be effected without registration or qualification under the Securities Act of 1933, as amended (the "Act") and any applicable state securities or blue sky laws, or (ii) the proposed conversion or transfer has been registered under such laws. If the notice is not accompanied by such an opinion of counsel, then promptly upon receiving such written notice, Venturian shall present copies of the written notice thereof to counsel to Venturian. If in the opinion of such counsel the proposed conversion or transfer (i) may be effected without registration or qualification under the Act and any applicable state securities or blue sky laws, or (ii) has been registered under such laws, Venturian, as promptly as practicable, not exceeding 20 days after Venturian receives such notice, shall notify such holder of such opinion, whereupon such holder shall be entitled to convert or transfer this Debenture or to dispose of the shares of Common Stock received upon the previous conversion of this Debenture, all in accordance with the terms of the notice delivered by such holder to Venturian, provided that an appropriate legend may be endorsed on the certificates for such shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel to Venturian to prevent further transfer which would be in violation of Section 5 of the Act and applicable state securities or blue sky laws. No opinion of counsel to Holder or Venturian shall be required in the case of any transfer to any member or members of Holder or any entity in which all of the equity interests are owned by one or more members of Holder, provided that an exemption from registration is available and Holder takes such action as Venturian reasonably requests in order to comply with such exemption. If in the opinion of counsel to Venturian or other counsel reasonably acceptable to Venturian the proposed transfer or disposition of this Debenture or the shares described in the written notice given pursuant to this Section 7 may not be effected without registration of this Debenture or the shares of Common Stock issued on the conversion hereof, Venturian shall promptly give written notice thereof to the holder hereof not exceeding 20 days after Venturian receives such notice, and such holder will limit its activities to such as, in the opinion of such counsel, is permitted by law.

         10. Maximum Interest Rate; Compensation for Reduction.

            (a) Maximum Interest Rate. In no event shall the interest rate payable with respect to this Debenture exceed the maximum rate of interest permitted to be charged under applicable law (the "Maximum Rate"). If the amount of interest payable for the account of the Holder on any interest payment date would exceed the Maximum Rate, the amount of interest payable for Holder's account on such date shall automatically be reduced to the Maximum Rate, and the remaining amount which would otherwise have been due as interest hereunder shall be advanced to the Holder as a non-interest-bearing loan, to be repaid at the maturity date to the extent not repaid by application to obligations arising under Section 10(b) below.

            (b) Compensation for Reduction. If the amount of interest payable for Holder's account in respect of any interest computation period hereunder is reduced pursuant to Section 10(a) because the amount of interest payable for the account of the Holder would exceed the Maximum Rate and the amount of interest payable for Holder's account in respect of any subsequent interest computation period would be less than the Maximum Rate, then the amount of interest payable for Holder's account in respect of such subsequent interest computation period shall be automatically increased to the Maximum Rate. Amounts due under this
Section 10 (b) shall be satisfied by the application, to the extent available, of non-interest-bearing loans made by Venturian to the Holder under Section 10(a) hereof, and the balance shall be paid in cash.

         11. Notices. Any notice required or permitted to be given shall be delivered or sent by certified or registered mail, addressed (a) if to the holder of this Debenture or the shares issued upon exercise thereof, at such holder's address as shall have been furnished by the holder to Venturian in writing, or (b) if to Venturian, to Venturian Corp., 11111 Excelsior Boulevard, Hopkins, MN 55343, Attention: Chief Financial Officer, or such other address as the parties shall have furnished to the other in the manner set forth above.

         12. Miscellaneous.

            (a) Upon default in its obligations hereunder, Venturian shall pay the costs, including reasonable attorneys' fees, of the holder of this Debenture in the pursuit of such holder's remedies hereunder.

            (b) Venturian hereby waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Debenture. No delay or failure on the part of Holder, its agents or representatives, to collect this Debenture or to exercise any power or right in connection with its collection shall operate as a waiver thereof and such rights and powers shall be deemed continuous.

            (c) No amendment, modification or waiver of any provision of this Debenture shall be effective unless the same shall be in writing and signed by the holder hereof. No failure, delay or discontinuance on the part of Holder or any other holder of rights in the Debenture in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Debenture are cumulative and are not exclusive of any remedies that may be available to the Holder at law, in equity or otherwise. No amendment, modification, supplement, termination, consent or waiver of this Debenture, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Holder. Any waiver of any provision of this Debenture shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Venturian in any case shall entitle Venturian to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section shall be binding upon Holder, any future Holder and Venturian. Venturian agrees and acknowledges that it shall not be entitled to rely upon or assert any purported, implied or oral modification hereof to which it is a party.

            (d) This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware.

            (e) Time is of the essence of each and every provision of this Debenture.

         IN WITNESS WHEREOF, the Venturian has caused this Debenture to be signed by its authorized officers and dated as of the date stated above.


ATTEST:                                     VENTURIAN CORP.


By_______________________________           By_________________________________
    Its:_____________________________         Gary B. Rappaport
                                              Its Chief Executive Officer